Exhibit 99

For Immediate Release	Contact:	Barbara Thompson
July 26, 2004		First Citizens Bank
(919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR SECOND QUARTER 2004

RALEIGH, N.C. – First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ending June 30, 2004, of $15.9 million compared to $20.8 million for the corresponding period of 2003, a reduction of 23.6 percent, according to Lewis R. Holding, chairman of the board.

Per share income for the second quarter 2004 totaled $1.52, compared to $1.98 for the same period a year ago. First Citizens’ results generated an annualized return on average assets of 0.50 percent for the second quarter of 2004, compared to 0.68 percent for the same period of 2003. The annualized return on average equity was 6.11 percent during the current quarter, compared to 8.41 percent for the same period of 2003.

First Citizens’ earnings were adversely impacted by higher noninterest expense, higher net charge-offs and lower noninterest income. The increase in noninterest expense resulted primarily from IronStone Bank’s continued expansion of its branch network into new markets. Noninterest expense increased $5.8 million or 5.0 percent during the second quarter of 2004. Salary expense increased $2.2 million or 4.5 percent during 2004 due primarily to new positions at IronStone Bank. Employee benefit expense increased $685,000 or 5.7 percent because of higher pension expense and health insurance costs.

The provision for loan losses increased $2.7 million or 37.9 percent from the second quarter of 2003 to the same period of 2004 due to higher net charge-offs and stronger loan growth during 2004. Net charge-offs were $6.5 million during the second quarter of 2004, compared to $5.2 million during the same period of 2003. The ratio of net charge-offs to average total loans for the current quarter equaled 0.30 percent compared to 0.27 percent in the second quarter of 2003.

Noninterest income decreased $3.6 million or 5.5 percent during the second quarter of 2004, when compared to the same period of 2003, which included a $5.7 million gain on the sale of branches and a $1.1 million securities gain. BancShares also experienced reductions in mortgage and commission income during the second quarter. Cardholder and merchant services income increased $2.2 million or 15.5 percent due to favorable volume growth. Service charge income increased $1.1 million or 5.7 percent.

Net interest income for the current quarter increased by $3.9 million or 4.3 percent, compared to the same period of 2003. The improvement resulted from growth in interest-earning assets and an increase in the net yield on interest-earning assets of one basis point to 3.32 percent. Interest-earning assets increased $486.4 million or 4.5 percent during the second quarter of 2004 when compared to the same period in 2003. The yield on interest-earning assets decreased 35 basis points to 4.42 percent, while the rate on interest-bearing liabilities declined 37 basis points to 1.36 percent.

For the six-month period ending June 30, 2004, net income was $33.2 million or $3.18 per share, compared to $39.1 million or $3.73 per share earned during the same period of 2003. Annualized net income for 2004 represents 0.53 percent of average assets, compared to 0.65 percent for 2003. The annualized return on average equity was 6.42 percent for the first six months of 2004, compared to 8.02 percent for the same period of 2003. The 15.0 percent reduction in 2004 net income resulted from higher noninterest expense and higher provision for loan losses, offset partially by an improved level of net interest income.

Noninterest expense increased $13.7 million or 6.1 percent during the first six months of 2004, the result of higher personnel expenses as well as higher equipment and occupancy costs. For the six-month period ending June 30, the provision for loan losses was $17.8 million and $12.8 million for 2004 and 2003, respectively. The higher provision for loan losses resulted from increased levels of net charge-offs and loan growth. Net charge-offs were $11.8 million and $9.9 million during the respective six-month periods, an increase of $1.9 million or 18.8 percent during 2004. The provision for loan losses increased an additional $3.2 million due to the significant growth in the loan portfolio.

Year-to-date net interest income for 2004 increased $7.4 million or 4.2 percent from the same period of 2003. During 2004, net interest income benefited from the growth among interest-earning assets, which increased $441.6 million or 4.1 percent during the first half of 2004. The taxable-equivalent net yield on interest-earning assets fell one basis point to 3.33 percent during 2004 versus the comparable period of 2003.

Noninterest income increased $1.8 million or 1.5 percent during the first six months of 2004, the result of improved cardholder and merchant services income and service charges on deposits. Aggregate gains on the sale of branch offices and securities amounted to $5.8 million during the first half of 2003 as compared to $1.9 million during the first half of 2004.

As of June 30, 2004, First Citizens had total assets of $12.83 billion. First Citizens Bank has 335 branches in North Carolina, Virginia and West Virginia. IronStone Bank has 45 branches in Georgia, Florida, Texas, Arizona and California. For more information, visit the First Citizens Web site at firstcitizens.com.

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This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens’ actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens’ filings with the SEC.

CONDENSED STATEMENTS OF INCOME

	Three Months Ended June 30		Six Months Ended June 30
(thousands, except share data; unaudited)	2004	2003	2004	2003
Interest income	$124,660	$129,173	$248,354	$260,247
Interest expense	31,120	39,505	62,347	81,663

Net interest income	93,540	89,668	186,007	178,584
Provision for loan losses	9,917	7,192	17,764	12,755

Net interest income after provision for loan losses	83,623	82,476	168,243	165,829
Noninterest income	62,901	66,550	124,444	122,599
Noninterest expense	121,348	115,577	240,244	226,521

Income before income taxes	25,176	33,449	52,443	61,907
Income taxes	9,304	12,677	19,240	22,841

Net income	$15,872	$20,772	$33,203	$39,066

Taxable-equivalent net interest income	$93,816	$89,926	$186,574	$179,126

Net income per share	$1.52	$1.98	$3.18	$3.73
Cash dividends per share	0.275	0.275	0.55	0.55

Profitability Information (annualized)
Return on average assets	0.50%	0.68%	0.53%	0.65%
Return on average equity	6.11	8.41	6.42	8.02
Taxable-equivalent net yield on interest-earning assets	3.32	3.31	3.33	3.34

CONDENSED BALANCE SHEETS

(thousands, except share data; unaudited)	June 30 2004	December 31 2003	June 30 2003

Cash and due from banks	$707,336	$790,168	$810,546
Investment securities	2,038,227	2,469,447	2,475,821
Loans	8,988,095	8,326,598	7,857,220
Reserve for loan losses	(125,357)	(119,357)	(115,382)
Other assets	1,221,728	1,093,052	1,366,539

Total assets	$12,830,029	$12,559,908	$12,394,744

Deposits	$10,962,062	$10,711,332	$10,558,616
Other liabilities	821,484	819,271	836,339
Shareholders’ equity	1,046,483	1,029,305	999,789

Total liabilities and shareholders’ equity	$12,830,029	$12,559,908	$12,394,744

Book value per share	$100.29	$98.63	$95.80
Tangible book value per share	89.27	87.56	85.36

SELECTED AVERAGE BALANCES

	Three Months Ended June 30		Six Months Ended June 30
(thousands, except shares outstanding; unaudited)	2004	2003	2004	2003
Total assets	$12,723,435	$12,203,618	$12,615,831	$12,129,579
Investment securities	2,152,615	2,594,983	2,246,786	2,536,032
Loans	8,818,359	7,811,739	8,636,479	7,727,674
Interest-earning assets	11,376,825	10,890,420	11,257,819	10,816,203
Deposits	10,843,065	10,394,829	10,738,965	10,339,295
Interest-bearing liabilities	9,234,863	9,177,931	9,222,553	9,175,761
Shareholders’ equity	$1,044,864	$991,047	$1,040,202	$982,879
Shares outstanding	10,435,756	10,465,909	10,436,051	10,468,970

ASSET QUALITY

(thousands; unaudited)	June 30 2004	December 31 2003	June 30 2003
Nonaccrual loans	$17,282	$18,190	$17,438
Other real estate	6,633	5,949	8,147

Total nonperforming assets	$23,915	$24,139	$25,585

Accruing loans 90 days or more past due	$11,389	$11,492	$7,848
Net charge-offs (year-to-date)	11,764	17,772	9,906
Nonperforming assets to gross loans plus foreclosed real estate	0.27%	0.29%	0.33%
Reserve for loan losses to gross loans	1.39	1.43	1.47
Net charge-offs to average total loans (annualized, year-to-date)	0.27	0.23	0.26

CAPITAL INFORMATION

(dollars in thousands; unaudited)	June 30 2004	December 31 2003	June 30 2003

Tier 1 capital	$1,180,900	$1,152,309	$1,128,565
Total capital	1,310,135	1,273,657	1,240,801
Risk-weighted assets	9,640,164	8,951,402	8,424,376
Tier 1 capital ratio	12.25%	12.87%	13.40%
Total capital ratio	13.59	14.23	14.73
Leverage capital ratio	9.37	9.34	9.33